Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement is made as of the 21st day of February 2005, by and between Conrad Industries, Inc., a Delaware corporation (the "Company"), and Cecil A. Hernandez (the "Executive").

WHEREAS, the Company has entered into an Employment Agreement with the Executive dated as of August 16, 2004 (the "Agreement");

WHEREAS, under the terms of the Agreement, the Company employed the Executive to serve as the Executive Vice President and Chief Operating Officer of the Company, and as the interim Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive have mutually agreed that it is in the Company's best interest that, effective on or about February 21, 2005, the Company retain a new Chief Operating Officer and Executive devote his attention full-time to the duties of Chief Financial Officer;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.   Except as expressly amended herein, all of the terms and provisions of the Employment Agreement shall remain in full force and effect.

Section 2.   The Executive hereby agrees that his appointment to the position of the Company's Chief Financial Officer as provided herein shall not constitute Good Reason, as this term is defined in Section 4(d) of the Agreement, to terminate his employment.

Section 3.   Section 1(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

(a)    Effective on August 16, 2004 (the "Start Date"), the Company shall employ Executive as the Executive Vice President and Chief Operating Officer of the Company. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive's positions as the Executive Vice President and Chief Operating Officer of the Company. If requested by the Company's Board of Directors or President, Executive shall also serve as interim Chief Financial Officer of the Company for a reasonable period of time while the Company conducts a search for a Chief Financial Officer. Effective upon the Company's hiring a new Chief Operating Officer on or about February 21, 2005, and conditioned thereon, the Company shall employ Executive as the Executive Vice President and Chief Financial Officer of the Company, and Executive shall no longer serve as the Company's Chief Operating Officer. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive's positions as the Executive Vice President and Chief Financial Officer of the Company. Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote substantially all of his time, attention and efforts during normal business hours to promote and further the business and interests of the Company and its affiliates.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the date indicated above.

CONRAD INDUSTRIES, INC.

By:	/s/ Michael J. Harris
Michael J. Harris, Chairman, Compensation Committee of the Board of Directors of Conrad Industries, Inc.

EXECUTIVE

Cecil A. Hernandez